EXHIBIT 12.2


                            MISSISSIPPI POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1997 and the twelve months ended March 31, 1998

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
                                                                                                                          Twelve
                                                                                                                          Months
                                                                                                                           Ended
                                                                   Year ended December 31,                                March 31,
                                                         =============================================================
                                                            1993          1994       1995          1996        1997        1998
                                                            ====          ====       ====          ====        ====        ====
                                                         ---------------------------Thousands of Dollars-------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income Before Interest Charges                       $ 67,726    $  76,067    $  82,765    $  80,523     $  81,769   $  79,504
      Federal and state income taxes                      18,787       30,050       35,972       33,476        33,188      32,212
      Deferred income taxes, net                           5,039        1,563         (480)          74        (1,808)     (2,620)
      Deferred  investment  tax credits                        -            -            -            -             -           -
      AFUDC - Debt funds                                     788        1,039          399          713             -          (8)
                                                        ---------   ----------   ----------   ----------    ----------  ----------
         Earnings  as defined                           $ 92,340    $ 108,719    $ 118,656    $ 114,786     $ 113,149   $ 109,088
                                                        =========   ==========   ==========   ==========    ==========  ==========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $  17,688   $   19,725   $   21,898   $   19,898    $   19,856  $   19,758
   Interest  on interim  obligations                        1,000        1,442        1,141        1,416            96         478
   Amort of debt disc, premium  and expense, net            1,262        1,479        1,510        1,547         1,577       1,578
   Other interest  charges                                    728          404        1,185          753         2,943       3,372
                                                        ---------   ----------   ----------   ----------    ----------  ----------
         Fixed charges as defined                          20,678       23,050       25,734       23,614        24,472      25,186
Tax  deductible   preferred  dividends                        330          261          261          261           261         261
                                                        ----------  -----------  -----------  -----------   ----------- -----------
                                                           21,008       23,311       25,995       23,875        24,733      25,447
                                                        ----------  -----------  -----------  -----------   ----------- -----------
Non-tax  deductible  preferred  dividends                   5,070        4,638        4,638        4,638         3,026       2,297
Ratio  of net income  before  taxes to net income       x   1.499   x    1.585    x   1.618   x    1.582    x    1.548  x    1.545
                                                        ----------  ----------   ----------   ----------    ----------  ----------
Pref  dividend  requirements  before  income  taxes         7,600        7,351        7,504        7,337         4,684       3,549
                                                        ----------  -----------  -----------  -----------   ----------- -----------
Fixed  charges  plus  pref  dividend  requirements      $  28,608   $   30,662   $   33,499   $   31,212    $    29,417 $   28,996
                                                        ==========  ===========  ===========  ===========   =========== ===========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                         3.23         3.55         3.54         3.68          3.85        3.76
                                                             ====         ====         ====         ====          ====        ====


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